UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2004

CPI CORP.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-11227 (Commission file Number)	43-1256674 (IRS Employer Identification No.)

1706 Washington Avenue, St. Louis, Missouri (Address of principal executive offices)	63103-1790 (Zip code)

Registrants’ telephone number, including area code: (314) 231-1575

(Former name or former address, if changes since last report): Not Applicable

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

A.	On December 16, 2004, CPI Corp. issued the following press release announcing 2004 third quarter results.

CPI CORP. NEWS FOR IMMEDIATE RELEASE FOR FURTHER INFORMATION CONTACT: NAME: Jane Nelson ADDRESS: 1706 Washington Avenue STATE, ZIP: Missouri 63103	FOR RELEASE Thursday, December 16, 2004 FROM: CPI Corp. CITY: St. Louis TELEPHONE: (314) 231-1575

CPI CORP. ANNOUNCES 2004 THIRD QUARTER RESULTS

        St. Louis, MO, December 16, 2004 – CPI Corp. (NYSE-CPY) today reported a net loss for the 16-week third quarter ended November 13, 2004 of $13.4 million or $1.73 per diluted share compared to a net loss of $4.4 million or $.54 per diluted share for the comparable quarter of fiscal 2003. The third quarter of fiscal 2004 was significantly impacted by the recording of other charges and impairments totaling $1.7 million and by the recording of other non-operating charges related to an investment in and operating lease guarantees associated with its former Wall Décor segment, Prints Plus, totaling $9.6 million. On an after-tax basis, the other charges and impairments and the other non-operating charges totaled $8.7 million or $1.13 per diluted share. The other charges and impairments relate to the write-off or write-down of certain studio photographic and computer equipment resulting from the continuing implementation of changes to the Company’s going-forward technology and operating strategies. The other non-operating charges were necessitated by the recent significant deteriorating financial performance of Prints Plus. In the third quarter of 2003, other charges and impairments totaling $480,000, $295,000 on an after-tax basis or $0.04 per diluted share, were recorded.

        Net sales for the third quarter of 2004 decreased $1.9 million or 2.4% to $78.8 million from the $80.7 million reported in the third quarter of 2003. During the third quarter of 2004 and compared to the comparable 2003 quarter, the Company’s studios experienced an 8.1% decrease in sittings which was partially offset by a 5.6% increase in average sales per customer sitting. Compared to the first half of 2004 when net sales were down 11.6% from the 2003 first half and the early part of the 2004 third quarter when the first half trends continued and slightly worsened, the Company has since experienced a partial reversal in its negative sales trends.

        The Company believes that this partial reversal of the negative sales trends experienced in the first half of 2004 is the result of several recently completed and ongoing initiatives, as well as easier prior year comparisons in the last several weeks of the third quarter. These initiatives include a studio hardware upgrade, the conversion of 128 of our studios to a full digital format, increased studio training and coverage hours, and various pricing/offer changes. Through the first four weeks of the fourth quarter of 2004, and our busy season, preliminary sales results are running approximately 5% higher than the comparable four weeks of 2003. These positive comparisons are being driven by the same initiatives and factors discussed above.

        Losses from continuing operations for the third quarter of 2004 were $7.7 million compared to $4.2 million in the comparable quarter of the prior year. Excluding other charges and impairments recorded in the third quarter of 2004 and 2003 totaling $1.7 million and $480,000, respectively, losses from operations were $6.0 million in 2004 and $3.8 million for 2003. This $2.2 million increase in operating losses from continuing operations is the result of a $1.9 million sales shortfall and a $574,000 increase in cost of sales, partially offset by a net decrease in selling, general and administrative (“SG&A”) expenses of $413,000. The increase in cost of sales despite a decline in overall sales resulted principally from a $600,000 reversal during the third quarter of 2003 of a previously-accrued liability related to minimum usage requirements under a renegotiated paper supply contract. In addition, during the third quarter of 2004, the Company incurred higher costs associated with increased markdowns on merchandise sales of frames and accessories in an effort to clear older inventory and higher effective media costs associated both with the new digital studios as well as inefficiencies related to the start-up operation of new digital printers in the analog studios. The decline in SG&A expenses resulted from a planned reduction in advertising costs and net decrease in various other categories of expenses resulting from the Company’s cost reduction initiatives, mostly offset by planned increases in studio employment costs as preparation for the busy season as well as increased health insurance costs.

40-Weeks Ended November 13, 2004 and November 8, 2003

        The Company reported a net loss for the 40 weeks ended November 13, 2004 of $31.4 million, or $3.95 per diluted share compared to a net loss of $7.9 million, or $.98 per diluted share for the comparable 40 weeks ended November 8, 2003. The overall results for the 40 weeks ended November 13, 2004 were significantly impacted by the recording of other charges and impairments totaling $15.2 million and by the recording of other non-operating charges discussed earlier related to Prints Plus totaling $9.6 million. On an after-tax basis, the other charges and impairments and the other non-operating charges totaled $18.0 million or $2.28 per diluted share. For the 40 weeks ended November 8, 2003, other charges and impairments were recorded totaling $480,000, $295,000 on an after-tax basis or $.04 per diluted share.

        Losses from continuing operations for the 40 weeks ended November 13, 2004 were $27.8 million compared to $7.5 million in the comparable 40-week period of 2003. Excluding other charges and impairments recorded in the 40 weeks ended November 13, 2004 and November 8, 2003 totaling $15.2 million and $480,000, respectively, losses from operations were $12.6 million in 2004 and $7.0 million in 2003. This $5.5 million increase in operating losses from continuing operations is the result of a $15.4 million sales shortfall partially offset by decreases in cost of sales of $780,000 and SG&A expenses of $9.0 million. The decrease in sales is attributable to a 9.5% decline in sittings only partially offset by a 1.2% increase in average sales per customer sitting. Cost of sales decreased at a lesser rate than sales principally from a $600,000 reversal during the third quarter of 2003 of a previously accrued liability related to minimum usage requirements under a renegotiated paper supply contract. In addition in 2004, the Company incurred higher costs associated with markdowns on merchandise sales of frames and accessories in an effort to clear older inventory and higher effective media costs associated both with the new digital studios as well as inefficiencies related to the start-up operation of new digital printers in the analog studios. The decline in SG&A expenses resulted from a planned reduction in advertising costs, lower studio and corporate employment costs and net decreases in various other categories of expenses, partially offset by increased health insurance costs.

Other Business Matters

        As reported last week, the Company withdrew its previously-announced and in- process Dutch Auction tender offer which was contingent upon the funding of a financing commitment from National City Bank. The Bank terminated its financing commitment in a letter to CPI citing uncertainty created by the pending Sears and K-Mart merger. The Company strongly disagrees that National City Bank has the right to terminate its commitment on this basis. The Company, furthermore, believes that the pending merger will have a positive effect on the Company’s business. Although CPI possesses the cash resources to complete the tender offer, the Company thought it prudent not to proceed without the committed facility in light of its pending significant capital investment program.

        The Company currently anticipates that its cash on hand and cash flow from operations in 2005 will be sufficient to meet its operating and capital needs, including the digital conversion of all or a substantial share of its studios. Nevertheless, CPI is pursuing alternative financing options to provide additional financial flexibility. Although there are no immediate plans to reinstate the tender offer, the Company may repurchase shares from time to time through its existing open market authorization (350,843 shares remaining) and/or through a future tender process.

…Tables to Follow

* * * * * * * * *

A conference call and audio webcast are scheduled for Friday, December 17th at 10:00 a.m. central time to discuss the third quarter financial results and provide a Company update. To participate in the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(Unaudited)

	16 Weeks Vs 16 Weeks		40 Weeks Vs 40 Weeks		53 Weeks Vs 52 Weeks

	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003

Net sales	$78,820	$80,731	$182,366	$197,808	$283,603	$308,196

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	10,562	9,989	24,791	25,571	39,014	37,762
Selling, general and administrative expenses	69,310	69,722	157,675	166,711	218,478	233,992
Depreciation and amortization	4,897	4,775	12,443	12,547	16,702	16,710
Other charges and impairments	1,707	480	15,211	480	20,247	1,706

	86,476	84,966	210,120	205,309	294,441	290,170

Income (loss) from continuing operations	(7,656)	(4,235)	(27,754)	(7,501)	(10,838)	18,026

Interest expense	599	808	1,730	2,293	2,387	3,078

Interest income	351	414	900	1,352	1,258	1,753

Impairment and related obligations of
preferred security interest	9,644	—	9,644	—	9,644	—

Other income, net	58	687	208	765	293	798

Earnings (loss) from continuing
operations before income taxes	(17,490)	(3,942)	(38,020)	(7,677)	(21,318)	17,499

Income tax expense (benefit)	(4,052)	(1,521)	(10,413)	(2,962)	(4,268)	6,404

Net earnings (loss) from continuing
operations	(13,438)	(2,421)	(27,607)	(4,715)	(17,050)	11,095

Loss from discontinued operations,
net of income tax benefits	(7)	(1,956)	(3,744)	(3,217)	(5,151)	(4,266)

Net earnings (loss)	($13,445)	($4,377)	($31,351)	($7,932)	($22,201)	$6,829

Earnings (loss) per common share - diluted
From continuing operations	($1.73)	($0.30)	($3.48)	($0.58)	($2.14)	$1.36
From discontinued operations	(0.00)	(0.24)	(0.47)	(0.40)	(0.65)	(0.52)

Net earnings (loss) - diluted	($1.73)	($0.54)	($3.95)	($0.98)	($2.79)	$0.84

Earnings (loss) per common share - basic
From continuing operations	($1.73)	($0.30)	($3.48)	($0.58)	($2.14)	$1.37
From discontinued operations	(0.00)	(0.24)	(0.47)	(0.40)	(0.65)	(0.52)

Net earnings (loss) - basic	($1.73)	($0.54)	($3.95)	($0.98)	($2.79)	$0.85

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,752	8,072	7,927	8,089	7,959	8,126

Basic	7,752	8,072	7,927	8,089	7,959	8,079

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
($’s in thousands)
(Unaudited)

	16 Weeks Vs 16 Weeks		40 Weeks Vs 40 Weeks		53 Weeks Vs 52 Weeks

	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003

Capital expenditures	$5,687	$6,282	$13,212	$14,663	$21,313	$15,156

EBITDA is calculated as follows:
Net earnings (loss) from continuing operations	(13,438)	(2,421)	(27,607)	(4,715)	(17,050)	11,095
Income tax expense (benefit)	(4,052)	(1,521)	(10,413)	(2,962)	(4,268)	6,404
Interest expense	599	808	1,730	2,293	2,387	3,078
Depreciation and amortization	4,897	4,775	12,443	12,547	16,702	16,710
Disposals	24	4	113	112	305	390
Other charges and impairments - non-cash (1)	1,728	—	6,215	—	8,600	—

EBITDA (2) & (6)	$(10,242)	$1,645	$(17,519)	$7,275	$6,676	$37,677

Adjusted EBITDA (3)	$(619)	$2,125	$1,121	$7,755	$27,967	$39,403

EBITDA margin (4)	-12.99%	2.04%	-9.61%	3.68%	2.35%	12.23%

Adjusted EBITDA margin (5)	-0.79%	2.63%	0.61%	3.92%	9.86%	12.79%

(1)	Other Charges and impairments reflect costs incurred from strategic actions implemented by the Company to restructure its operations, costs that are unpredictable and atypical of the Company’s operations and additional charges due to asset impairments. The charges are broken out in the table below between those ultimately requiring future disbursements of cash to settle and those that do not require cash.

	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003
Other charges and impairments
Non-cash:
Impairment and other charges related
to change in going-forward
technology strategy	$1,728	$—	$5,890	$—	$5,890	$—
Pension plan curtailment	—	—	—	—	2,385	—
Other	—	—	325	—	325	—

Subtotal non-cash charges	1,728	—	6,215	—	8,600	—

Cash:
Executive retirements	—	—	—	—	659	—
Professional services -
consent solicitation	(30)	480	816	480	1,999	480
Change of control accruals	92	—	3,582	—	3,582	—
Severance accruals	—	—	3,183	—	3,868	916
Other charges related
to change in going-forward
technology strategy	—	—	983	—	983	—
Early contract terminations/settlements	(83)	—	432	—	432	—
Accrual for remaining lease obligations	—	—	—	—	121	250
Other	—	—	—	—	3	60

Subtotal cash charges	(21)	480	8,996	480	11,647	1,706

Total other charges and impairments	$1,707	$480	$15,211	$480	$20,247	$1,706

(2)	EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company’s ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company’s results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(3)	Adjusted EBITDA is calculated as follows:

	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003
EBITDA	$(10,242)	$1,645	$(17,519)	$7,275	$6,676	$37,677
EBITDA adjustments:
Other charges & impairments - cash (1)	(21)	480	8,996	480	11,647	1,706
Impairment reserve and related obligations
of preferred security interest	9,644	—	9,644	—	9,644	—
Other	—	—	—	—	—	20

Adjusted EBITDA	$(619)	$2,125	$1,121	$7,755	$27,967	$39,403

(4)	EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

(5)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (3), stated as a percentage of sales.

(6)	As required by the SEC’s Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks Vs 16 Weeks		40 Weeks Vs 40 Weeks		53 Weeks Vs 52 Weeks

	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003	Nov.13, 2004	Nov.8, 2003

EBITDA	$(10,242)	$1,645	$(17,519)	$7,275	$6,861	$37,677
Income tax benefit (expense)	4,052	1,521	10,413	2,962	4,268	(6,404)
Interest expense	(599)	(808)	(1,730)	(2,293)	(2,387)	(3,078)
Adjustments for items not requiring cash:
Deferred income taxes	(1,025)	(344)	(3,992)	(1,824)	(4,673)	(279)
Deferred revenues and related costs	8,011	3,957	7,414	3,615	912	(3,662)
Other, net	7,677	(76)	10,921	(607)	11,848	(445)
Decrease (increase) in current assets	(16,872)	(10,239)	(16,000)	(11,271)	(4,090)	4,243
Increase (decrease) in current liabilities	11,045	4,853	7,632	5,437	6,189	314
Increase (decrease) in current income taxes	(3,519)	(1,487)	(6,899)	2,644	(2,379)	7,190

Cash flows from continuing operations	$(1,472)	$(978)	$(9,760)	$5,938	$16,549	$35,556

CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
NOVEMBER 13, 2004 AND NOVEMBER 8, 2003
(In thousands)
(Unaudited)

	NOVEMBER 13, 2004	NOVEMBER 8, 2003

Assets

Current assets:
Cash and cash equivalents	$10,923	$30,541
Other current assets	69,066	50,809
Net property and equipment	44,050	49,272
Other assets	14,689	39,472

Total assets	$138,728	$170,094

Liabilities and stockholders’ equity

Current liabilities	$87,431	$78,391
Long-term obligations	17,042	25,578
Other liabilities	21,171	21,982
Stockholders’ equity	13,084	44,143

Total liabilities and stockholders’
equity	$138,728	$170,094

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP. ————————————————— (Registrant) By: /s/ Gary W. Douglass ————————————————— Gary W. Douglass Executive Vice President, Finance and Chief Financial Officer

Dated: December 17, 2004